EXHIBIT 21

Subsidiaries of Lindsay Corporation

Ownership Percentage
Lindsay Manufacturing, LLC – Nebraska	100%
Digitec, Inc. - Nebraska	100%
Lindsay Transportation Solutions, Inc. - California	100%
Safe Technologies, Inc. – California	100%
Lindsay Sales Holding Company, LLC - Nebraska	100%
Claude Laval Corporation – California	100%
Irrigation Specialists, Inc. - Delaware	100%
IRZ Consulting, LLC - Oregon	100%
Lindsay Sales & Services, LLC - Nebraska	100%
Lindsay International Sales & Service, LLC - Nebraska	100%
Lindsay Real Estate Holdings, LLC – Delaware	100%
Lindsay Transportation Solutions Sales & Services, LLC - Nebraska	100%
Watertronics, LLC - Wisconsin	100%
Lindsay International Holdings, BV - Netherlands	100%
Lindsay America do Sul Ltda. - Brazil	100%
Lindsay Europe SAS - France	100%
Lindsay International (ANZ) Pty Ltd. - Australia	100%
Lindsay International, BV - Netherlands	100%
Lindsay International Development Company, B.V. - Netherlands	100%
Lindsay Irrigation & Infrastructure Industry and Trade Inc. - Turkey	100%
Lindsay Manufacturing Africa (PTY) Ltd. - South Africa	100%
Lindsay (Tianjin) Industry Co., Ltd. - China	100%
Snoline S.p.A. - Italy	100%
Lindsay International Holdings (USA), LLC - Nebraska	100%
Lindsay Transportation, Inc. - Nebraska	100%